WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.



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                                                                 EXHIBIT 27
                                                  Item
                                                  Reference
Description                                       Number         Value
Cash and cash items                               5-02(1)        $25,543
Marketable securities                             5-02(2)              0
Notes and accoutns receivable-trade               5-02(3)(a)(1)    5,820
Allowances for doubtful accoutns                  5-02(4)            334
Inventory                                         5-02(6)              0
Total current assets*                             5-02(9)              0
Property, plant and equipment                     5-02(13)       617,007
Accumulated depreciation                          5-02(14)        50,197
Total assets                                      5-02(18)       613,765
Total current liabilities*                        5-02(21)             0
Bonds, mortgages and similar debt                 5-02(22)       320,692
Preferred stock-mandatory redemption              5-02(28)             0
Preferred stock-no mandatory redemption           5-02(29)             0
Common stock                                      5-02(30)           205
Other stockholders' equity                        5-02(31)       283,747
Total liabilities and stockholders' equity        5-02(32)       613,765
Net sales of tangible products                    5-03(b)1(a)          0
Total revenues                                    5-03(b)1        25,446
Cost of tangible goods sold                       5-03(b)2(a)          0
Total costs and expenses applicable to sales
     and revenues                                 5-03(b)2        10,622
Other costs and expenses                          5-03(b)3         6,085
Provision for doubtful accounts and notes         5-03(b)5             0
Interest and amortization of debt discount        5-03(b)(8)       6,516
Income before taxes and other items               5-03(b)(10)      2,223
Income tax expense                                5-03(b)(11)         19
Income/loss continuing operations                 5-03(b)(14)      2,204
Discontinued operations                           5-03(b)(15)          0
Extraordinary items                               5-03(b)(17)          0
Cumulative effect-changes in accounting
     principles                                   5-03(b)(18)          0
Net income or loss                                5-03(b)(19)      2,204
Earnings per share-primary                        5-03(b)(20)      $0.12
Earnings per share-fully diluted                  5-03(b)(20)      $0.12

* The Company does not file a classified balance sheet, therefore these items are not provided.



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